UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	73-1015226
(State of Incorporation)	(I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue Oklahoma City, Oklahoma 73107

(Address of Principal Executive Offices) (Zip Code)

LSB Industries, Inc. 2008 Incentive Stock Plan

(Full Title of Plan)

Heidi L. Brown, Esquire

Vice President and Managing Counsel

LSB INDUSTRIES, INC.

16 South Pennsylvania

Post Office Box 754

Oklahoma City, Oklahoma 73101

(Name and address of agent for service)

(405) 235-4546

(Telephone number, including area code of agent for service)

Copy to:

Irwin H. Steinhorn, Esquire

CONNER & WINTERS, LLP

One Leadership Square, Suite 1700

211 North Robinson

Oklahoma City, Oklahoma 73102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.10 per share (“Common Stock”)	975,000	$37.36	$36,426,000	$4,232

(1)	Represents additional shares of Common Stock reserved for issuance under the LSB Industries, Inc. 2008 Incentive Stock Plan, as amended by the First Amendment. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.
(2)	The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported on the New York Stock Exchange on October 31, 2014.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

We are filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 975,000 shares of Common Stock for issuance under the LSB Industries, Inc. 2008 Incentive Stock Plan (as amended, the “2008 Plan”). The increase in the number of shares of Common Stock authorized for issuance under the 2008 Plan is described in our definitive proxy materials for our 2014 Annual Meeting of Stockholders and was approved by our stockholders at our 2014 Annual Meeting of Stockholders, held on June 5, 2014.

Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement related to the 2008 Plan on Form S-8 filed on August 20, 2008 (333-153103) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information that we disclose in our filings with the SEC into this Registration Statement. Incorporation by reference means we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This Registration Statement incorporates by reference the following documents that we have previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the portions of our definitive proxy statement for our 2014 Annual Meeting of Stockholders incorporated by reference therein;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014;

•	Current Reports on Form 8-K filed with the SEC on January 7, January 15, January 17, January 21, February 10, February 13, February 19, April 4, April 4, May 12, June 3, June 11, August 27, September 10, and October 23, 2014; and

•	Description of our Common Stock and associated rights to purchase Series A junior participating preferred stock, which we refer to as our “Series A Preferred Stock,” contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with SEC on January 2, 2009, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. The additional information incorporated by reference is a part of this Registration Statement from the date of filing of those documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document, which is also incorporated or deemed to be incorporated into this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, LSB Industries, Inc. has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 5th day of November 2014.

Dated: November 5, 2014		LSB INDUSTRIES, INC.

	By:	/s/ Jack E. Golsen
Jack E. Golsen Chairman of the Board and Chief Executive Officer

Power of Attorney

KNOWN ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Jack E. Golsen, Barry H. Golsen, and Tony M. Shelby, or any of them, as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to any registration statement filed under Securities and Exchange Commission Rule 462(b), and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed below by the following persons in the capacities and on the dates indicated.

Dated: November 5, 2014	/s/ Jack E. Golsen
Jack E. Golsen Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Dated: November 5, 2014	/s/ Barry H. Golsen
Barry H. Golsen, President and Director

Dated: November 5, 2014	/s/ Tony M. Shelby
Tony M. Shelby Executive Vice President of Finance and Chief Financial Officer (Principal Financial Officer)

Dated: November 5, 2014	/s/ Harold L. Rieker Jr.
Harold L. Rieker Jr. Vice President (Principal Accounting Officer)

Dated: November 5, 2014	/s/ Webster L. Benham
Webster L. Benham, Director

Dated: November 5, 2014	/s/ Charles A. Burtch
Charles A. Burtch, Director

Dated: November 5, 2014	/s/ Robert A. Butkin
Robert A. Butkin, Director

Dated: November 5, 2014	/s/ Daniel D. Greenwell
Daniel D. Greenwell, Director

Dated: November 5, 2014	/s/ Robert H. Henry
Robert H. Henry, Director

Dated: November 5, 2014	/s/ Gail P. Lapidus
Gail P. Lapidus, Director

Dated: November 5, 2014	/s/ William F. Murdy
William F. Murdy, Director

Dated: November 5, 2014	/s/ Richard S. Sanders Jr.
Richard S. Sanders Jr., Director

Exhibit Index

Number	Description

5.1	Opinion of Conner & Winters, LLP

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of Conner & Winters, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to the Registration Statement).

99.1	LSB Industries, Inc. 2008 Incentive Stock Plan, as amended by the First Amendment to the Company’s 2008 Incentive Stock Plan, which is incorporated by reference to Exhibit 99.3 to the registrant’s Form 8-K, filed June 11, 2014.